FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
July 26, 2012	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 2nd QUARTER 2012 EPS OF $0.76, A 38% INCREASE
OVER 2nd QUARTER 2011

ASSET STRATEGIES SUCCESSFULLY COMPLETED: NONPERFORMING ASSETS REDUCED BY 30%; CLASSIFIED ASSETS REDUCED BY 30%;
DELINQUENCY REDUCED BY 57%

WILMINGTON, Del., July 26, 2012 -- WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $7.3 million, or $0.76 per diluted common share, for the second quarter of 2012 compared to net income of $6.4 million, or $0.66 per diluted common share, for the first quarter of 2012, and net income of $5.5 million, or $0.55 per diluted common share, for the second quarter of 2011.
Net income for the first six months of 2012 was $13.8 million, or $1.41 per diluted common share, a 47% increase over $0.96 per diluted common share reported for the first half of 2011.
Highlights:
•
WSFS successfully completed the Asset Strategies announced on May 10, 2012.  Asset quality improved markedly as the result of this and additional problem asset disposition efforts.  More detail follows later in this release.

•
Normalized net revenue (excluding securities and BOLI gains) for the second quarter of 2012 grew $2.3 million, or 5%, and normalized noninterest income increased $1.4 million, or 10% from the second quarter of 2011.

•
Core deposit growth continued, increasing $21.7 million, or 1% (4% annualized), from March 31, 2012 and $197.8 million, or 10%, from June 30, 2011.  Demand deposits now represent 36% of customer funding.

•
The tangible common equity to asset ratio increased from 7.23% at March 31, 2012 to 7.59% at June 30, 2012.  Total risk based capital increased 42 basis points to 13.99%, providing a significant excess above regulatory “well capitalized” levels.

•	WSFS announced a quarterly common dividend of $0.12 per share.

CEO outlook and commentary:
Mark A. Turner, President and CEO, said, “We are very pleased to announce that we exceeded the targets we set for ourselves as part of our Asset Strategies announced in early May.  During the quarter, we brought our level of classified assets down by over $96 million, improved delinquency to 1.32% of loans and decreased nonperforming assets more than $27 million.  On average, these major credit quality metrics improved by 39% in the quarter while maintaining our allowance for loan losses at healthy levels and improving our coverage of nonperforming assets to 109%.
“As planned, in conjunction with problem loan resolutions, we sold in excess of $400 million in mortgage backed securities (MBS) in the second quarter, further improving the credit quality of our portfolio and reducing prepayment and premium amortization risk.  These gains largely offset losses from the bulk sales of loans and allowed us to continue increasing trends in earnings and capital.

"We look forward to additional successes in credit quality and improving bottom line results as we optimize our franchise and reap the benefits of significantly improved credit quality and reduced credit costs."

Successful completion of Asset Strategies improves asset quality statistics
During the second quarter of 2012, WSFS successfully completed its previously announced Asset Strategies.  As a result, the Company significantly improved its asset quality, improved earnings and built capital levels.  Bulk loan sales of $42.7 million in recorded balances decreased pre-tax income by $14.6 million, with $14.2 million recorded as increased provision for loan losses and $435,000 recorded through loan workout and OREO costs. Additionally, sales of $419.4 million in MBS provided $13.3 million in net gains on sales, nearly offsetting the impact of the bulk loan sales.

Classified assets decreased $96.4 million, or 30%, from $317.5 million as of March 31, 2012 (or 69.6% of total Tier 1 capital plus the allowance for loan losses “ALLL”) to $221.1 million as of June 30, 2012 (or 48.7% of Tier 1 + ALLL).  In addition to the bulk loan sales, other drivers behind the decrease in classified loans were: pay-downs and payoffs of $20.9 million, net positive loan risk-rating migration of $20.9 million, $11.5 million in charge-offs and $2.8 million in sales of OREO.

Related, nonperforming assets decreased $27.3 million, or 30%, from $89.6 million as of March 31, 2012 to $62.3 million as of June 30, 2012.  The ratio of nonperforming assets to total assets improved for the fifth consecutive quarter from 2.07% at March 31, 2012 to 1.49% at June 30, 2012.  The ratio of allowance for loan losses to nonaccruing loans improved significantly from 65% in the same period of 2011 and 75% for the first quarter of 2012 to 109% at June 30, 2012.

Further related, total loan delinquency declined $48.0 million, or 57%, from 3.03% as of March 31, 2012 to 1.32% as of June 30, 2012. The decrease in delinquency was in both early-stage and late-stage delinquency categories.  Performing loan delinquency is a low $8.2 million, or only 30 basis points of total loans.

The following table summarizes current loan portfolio delinquency as a percent of total loans compared to prior periods.
	At		At		At
(Dollars in thousands)	June 30, 2012		March 31, 2012		June 30, 2011

Total commercial loans	$552	0.03%	$16,780	0.75%	$1,468	0.07%
Residential mortgage	6,201	2.43	6,596	2.47	8,822	3.01
Consumer	1,483	0.52	2,590	0.91	1,523	0.51
Performing loan delinquency	8,236	0.30	25,966	0.93	11,813	0.45
Nonperforming loan delinquency	27,903	1.02	58,197	2.10	56,383	2.10
Total loan delinquency	$36,139	1.32%	$84,163	3.03%	$68,196	2.55%

As a result of the significant problem asset dispositions, WSFS recorded net charge-offs of $25.8 million, or 3.70% (annualized), of average gross loans, compared to $5.5 million, or 0.80% (annualized), reported in the first quarter of 2012 and increased the total provision for loan losses to $16.4 million in the second quarter of 2012 from $8.2 million in the first quarter of 2012.  Excluding the bulk sales, the provision for loan losses would have been $2.2 million, significantly lower than the prior quarters, reflecting favorable loan risk-rating migration and slower loan growth during the second quarter of 2012.

The allowance for loan losses decreased during the second quarter of 2012 from $55.8 million in the first quarter of 2012 to $46.4 million.  The ratio of the allowance for loan losses to total gross loans decreased from 2.01% at March 31, 2012 to 1.71% at June 30, 2012, or 15%, and is directionally consistent with the average 39% overall improvement in the Company’s major asset quality statistics during the quarter, as well as positive risk-rating migration in the remainder of the Bank’s loan portfolio and a decreased problem loan portfolio.

Also during the second quarter, the Company sold $419.4 million in MBS and recorded a gain on the sales of $13.3 million (compared to gains of $2.0 million recorded in the first quarter of 2012), offsetting a significant portion of the losses taken in the bulk sales of problem loans.  As part of these sales, the Company sold all remaining private label, RE-REMIC and downgraded MBS.  Additionally the Company took the opportunity to sell a number of higher-coupon shorter duration securities to reduce prepayment risk and potential future premium amortization risk.

Second Quarter 2012 Discussion of Financial Results

Net interest margin and net interest income reflect Asset Strategies
Net interest income and net interest margin were affected by the loan and investment sales and reinvestment of the MBS portfolio into lower-rate securities during the quarter.

Net interest income for the second quarter was $32.1 million, a decrease of $452,000, or 1%, from the first quarter of 2012.  The net interest margin for the second quarter of 2012 was 3.53%, a four basis point decrease from 3.57% reported for the first quarter of 2012.  The second quarter net interest margin was affected by a 15 basis point decrease in interest-earning asset yields, mainly the result of lower MBS yields; largely offset by a decline in funding costs of 11 basis points, predominantly in interest-bearing deposits.

Compared to the second quarter of 2011, net interest income increased $891,000, or 3%, and the net interest margin decreased eight basis points.

Customer funding mix improves and reflects growth in core deposits
The Company increased its lower-cost core deposit balances during the quarter.  However, overall customer funding balances declined during the second quarter of 2012 due to the purposeful run-off of higher-costing, more volatile funding sources in order to manage liquidity and the net interest margin.

Total customer funding was $2.9 billion at June 30, 2012, a decrease of $18.6 million, or 1% (3% annualized), from levels reported at March 31, 2012.  Core deposit accounts grew $21.7 million, or 1% (4% annualized).  The growth in core deposits was mainly due to a $90.8 million increase in demand accounts, which included a temporary $41.0 million DDA deposit associated with one commercial relationship.  The increase in demand deposits was partially offset by a $63.1 million decrease in money market accounts, which included a purposeful reduction of $45.0 million in one public funding relationship.

Customer funding increased $158.3 million, or 6%, over balances at June 30, 2011.  This was driven by higher core deposit account balances, which increased $197.8 million, or 10%, partially offset by a modest decrease in higher-cost customer time and sweep accounts.

The following table summarizes current customer funding balances and composition compared to prior periods.
	At		At		At
(Dollars in thousands)	June 30, 2012		March 31, 2012		June 30, 2011

Noninterest demand	$620,062	21%	$542,177	19%	$561,836	20%
Interest-bearing demand	429,466	15	416,550	14	330,844	12
Savings	394,254	14	400,310	14	376,321	14
Money market	712,669	24	775,728	26	689,634	25
Total core deposits	2,156,451	74	2,134,765	73	1,958,635	71
Customer time	721,706	25	757,638	26	752,142	28
Total customer deposits	2,878,157	99	2,892,403	99	2,710,777	99
Customer sweep accounts	28,781	1	33,113	1	37,863	1
Total customer funding	$2,906,938	100%	$2,925,516	100%	$2,748,640	100%

Decreases in the loan portfolio reflects successful results of Asset Strategies
Total net loans decreased during the quarter as the Company completed the previously discussed Asset Strategies.  Bulk loan sales and additional problem loan dispositions resulted in an $85.0 million decrease in loan balances and more than offset the otherwise underlying growth in loan balances during the quarter.

Total net loans were $2.7 billion at June 30, 2012, a decrease of $55.0 million compared to the prior quarter-end.  Adjusting for the problem loan dispositions, loans balances increased by $30.0 million, or 4% annualized.

Net loans increased $52.8 million, or 2%, compared to June 30, 2011.  This increase included growth of $122.9 million, or 9%, in Commercial & Industrial (C&I) loans, partially offset by reductions of $32.3 million in construction loans, $26.8 million in residential mortgage loans and $17.1 million in consumer loans.

The following table summarizes current loan balances and composition compared to prior periods.
	At		At		At
(Dollars in thousands)	June 30, 2012		March 31, 2012		June 30, 2011
Commercial & industrial	$1,453,915	54%	$1,485,759	54%	$1,331,040	51%
Commercial real estate	618,867	23	617,226	23	622,551	24
Construction (1)	96,176	4	124,183	5	128,518	5
Total commercial loans	2,168,958	81	2,227,168	82	2,082,109	80
Residential mortgage	270,220	10	275,206	10	297,013	11
Consumer	284,316	11	285,460	10	301,409	11
Allowance for loan losses	(46,429)	(2)	(55,798)	(2)	(56,248)	(2)
Net Loans	$2,677,065	100%	$2,732,036	100%	$2,624,283	100%

(1) Includes $24.4 million of commercial, $34.1 million of residential and $37.7 million of owner-occupied construction loans at June 30, 2012.

Noninterest income reflects franchise growth in many areas
During the second quarter of 2012, the Company earned noninterest income of $29.0 million, compared to $16.8 million in the first quarter of 2012.  Excluding the effect of net securities gains in both periods, noninterest income increased by $960,000, or 7%.  The increase in fee income was largely due to both franchise growth and seasonally improved credit/debit card and ATM income, fiduciary & investment management income and deposit service charges.  The 8% increase in credit/debit card and ATM income reflects continued growth in Cash Connect (our ATM division), while the 11% increase in fiduciary & investment management income reflects continued growth in the  trust and wealth management segment.

Noninterest income increased $13.0 million during the second quarter of 2012 from $16.0 million reported during the same period a year ago.  Excluding the effect of net securities gains in both periods and the unanticipated BOLI income during the second quarter of 2011, noninterest income increased by $1.4 million, or 10%.  Credit/debit card and ATM fees increased by $585,000, or 11%, deposit service charges increased by $273,000, or 7%, and fiduciary & investment management income increased $359,000, or 12%, over the prior year.

Noninterest expenses reflect franchise growth and impact from Asset Strategies
Noninterest expenses increased during the quarter reflecting higher loan workout and OREO expenses as a result of Asset Strategies and other asset dispositions. In addition, the Company completed and opened two retail branches and relocated its operations center, completing the final phase of its accelerated expansion plan implemented during 2009-2011.

Noninterest expense for the second quarter of 2012 totaled $33.0 million compared to $31.0 million in the first quarter of 2012, an increase of $2.0 million, or 7%.  During the quarter, loan workout and OREO expenses included $1.3 million from asset dispositions ($435,000 for Assets Strategies and $900,000 for other dispositions) undertaken during the quarter.  In addition, increases in salaries, benefits and other compensation, occupancy, equipment and data processing and operations expenses reflect the two new branch openings and the relocation of the Company’s operations center.

Noninterest expense for the second quarter of 2012 increased $2.4 million from $30.7 million reported in the same period of 2011. Included in this increase were expenses associated with strategic investments, including the opening and renovation of seven branches and the relocation of the Company’s operations center in the second half of 2011 and completed in early 2012.  In addition, the increase includes added compensation costs related to the Company’s improved performance in 2012 and changes in the timing of awards.

Niche business (included in above results)
The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States.  It services over $455 million in vault cash in nearly 13,000 non-bank ATMs nationwide and also operates over 430 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.  Cash Connect® recorded $4.4 million in net revenue (fee income less funding costs) during the second quarter of 2012. This represented an increase of $472,000 compared to the first quarter of 2012 and an increase of $683,000 compared to the second quarter of 2011.  Noninterest expenses were $3.1 million during the second quarter of 2012, an increase of $647,000 compared to the first quarter of 2012 and an increase of $918,000 from the second quarter of 2011.  This increase in expense is due to growth in Cash Connect business as well as additional costs to develop and introduce new and expanded product offerings.  As a result, Cash Connect® reported pre-tax income of $1.2 million for the second quarter of 2012, compared to $1.4 million in the first quarter of 2012, and $1.5 million in the second quarter of 2011.

Income taxes
The Company recorded a $4.3 million income tax provision in the second quarter of 2012 compared to $3.6 million in the first quarter of 2012 and $2.5 million in the second quarter of 2011.  The Company’s effective tax rate for the second quarter of 2012 was 37%, the effective tax rate during the first quarter of 2012 was 36%, and the effective tax rate during the second quarter of 2011 was 31%, primarily the result of tax-free BOLI income in that quarter.

Capital management

Increased earnings during the second quarter of 2012 helped the Company increase capital by $5.4 million to $401.9 million at June 30, 2012.

Tangible common book value per share was $36.26 at June 30, 2012, a $0.64 increase from $35.62 reported at March 31, 2012. The Company’s tangible common equity increased from 7.23% at March 31, 2012 to 7.59% at the end of the second quarter.

During the second quarter of 2012, the Bank’s capital ratios also increased significantly.  At June 30, 2012, the Bank’s Tier 1 leverage ratio was 9.82%, Tier 1 risk-based ratio was 12.74% and total risk-based capital ratio was 13.99% and all maintained a substantial cushion in excess of “well-capitalized” regulatory benchmarks.  An additional $10.8 million in cash remains at the holding company as of June 30, 2012 to support the parent company’s cash needs.

The Board of Directors approved a quarterly cash dividend of $0.12 per common share.  This dividend will be paid on August 24, 2012, to shareholders of record as of August 10, 2012.

Second quarter 2012 earnings release conference call
Management will conduct a conference call to review second quarter results at 1:00 p.m. Eastern Daylight Time (EDT) on Friday, July 27, 2012.  Interested parties may listen to this call by dialing 1-877-312-5857.  A rebroadcast of the conference call will be available two hours after the completion of the conference call, until August 4, 2012, by calling 1-855-859-2056 and using Conference ID 10037023.

About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.2 billion in assets on its balance sheet and $13.3 billion in fiduciary assets, including approximately $1.0 billion in assets under management.  WSFS operates from 52 offices located in Delaware (42), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.
* * *
This report contains estimates, predictions, opinions, projections and other statements that may be interpreted as “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations.  Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rate; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses associated therewith; and the costs associated with resolving any problem loans; and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
# # #

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Six months ended
	June 30,	Mar 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$32,787	$33,395	$32,803	$66,182	$64,759
Interest on mortgage-backed securities	4,891	5,718	6,884	10,609	13,910
Interest and dividends on investment securities	76	101	127	177	297
Other interest income	9	9	-	18	-
	37,763	39,223	39,814	76,986	78,966
Interest expense:
Interest on deposits	3,400	4,015	5,034	7,415	10,257
Interest on Federal Home Loan Bank advances	1,645	1,937	2,655	3,582	5,382
Interest on trust preferred borrowings	370	375	339	745	675
Interest on other borrowings	270	366	599	636	1,211
	5,685	6,693	8,627	12,378	17,525
Net interest income	32,078	32,530	31,187	64,608	61,441
Provision for loan losses	16,383	8,245	8,582	24,628	14,490
Net interest income after provision for loan losses	15,695	24,285	22,605	39,980	46,951
Noninterest income:
Credit/debit card and ATM income	5,871	5,422	5,286	11,293	10,026
Deposit service charges	4,299	4,014	4,026	8,313	7,590
Fiduciary & investment management income	3,427	3,081	3,068	6,508	5,895
Loan fee income	487	610	576	1,097	1,261
Mortgage banking activities, net	452	516	231	968	778
Bank-owned life insurance income	136	185	1,419	321	1,598
Securities gains, net	13,310	2,036	603	15,346	1,018
Other income	1,010	894	820	1,904	1,502
	28,992	16,758	16,029	45,750	29,668
Noninterest expenses:
Salaries, benefits and other compensation	16,663	16,235	14,413	32,898	29,229
Occupancy expense	3,414	3,048	2,935	6,462	5,773
Equipment expense	2,035	1,667	1,915	3,702	3,529
Loan workout and OREO expense	1,951	836	1,642	2,787	4,125
Data processing and operations expense	1,466	1,322	1,284	2,788	2,701
FDIC expenses	1,441	1,437	1,278	2,878	3,042
Professional fees	1,082	1,164	1,584	2,246	2,707
Marketing expense	818	779	898	1,597	1,849
Acquisition integration costs	-	-	446	-	780
Other operating expenses	4,147	4,501	4,257	8,648	8,304
	33,017	30,989	30,652	64,006	62,039
Income before taxes	11,670	10,054	7,982	21,724	14,580
Income tax provision	4,340	3,610	2,459	7,950	4,851
Net income	7,330	6,444	5,523	13,774	9,729
Dividends on preferred stock and accretion of discount	692	692	693	1,384	1,385
Net income allocable to common stockholders	$6,638	$5,752	$4,830	$12,390	$8,344

Diluted earnings per common share:
Net income allocable to common stockholders	$0.76	$0.66	$0.55	$1.41	$0.96

Weighted average common shares outstanding for diluted EPS	8,777,639	8,760,397	8,727,485	8,771,388	8,727,498

Performance Ratios:
Return on average assets (a)	0.68%	0.61%	0.55%	0.64%	0.49%
Return on average equity (a)	7.24	6.47	5.87	6.86	5.21
Return on tangible common equity	8.65	7.71	7.03	8.19	6.19
Net interest margin (a)(b)	3.53	3.57	3.61	3.55	3.58
Efficiency ratio (c)	53.87	62.43	64.55	57.70	67.69
Noninterest income as a percentage of total net revenue (b)	47.30	33.76	33.76	41.24	32.37
See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)	June 30,	Mar 31,	June 30,
	2012	2012	2011
Assets:
Cash and due from banks	$85,069	$67,517	$95,682
Cash in non-owned ATMs	382,139	391,939	395,381
Investment securities (d)(e)	51,058	48,054	39,105
Other investments	33,407	34,207	35,784
Mortgage-backed securities (d)	768,660	855,276	768,601
Net loans (f)(g)(m)	2,677,065	2,732,036	2,624,283
Bank owned life insurance	63,713	63,577	65,841
Other assets	131,363	134,548	126,840
Total assets	$4,192,474	$4,327,154	$4,151,517
Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$620,062	$542,176	$561,836
Interest-bearing deposits	2,258,095	2,350,228	2,148,941
Total customer deposits	2,878,157	2,892,404	2,710,777
Brokered deposits	286,212	297,104	166,710
Total deposits	3,164,369	3,189,508	2,877,487

Federal Home Loan Bank advances	392,932	527,973	634,087
Other borrowings	195,792	175,124	234,874
Other liabilities	37,436	38,011	29,146
Total liabilities	3,790,529	3,930,616	3,775,594

Stockholders' equity	401,945	396,538	375,923

Total liabilities and stockholders' equity	$4,192,474	$4,327,154	$4,151,517

Capital Ratios:
Equity to asset ratio	9.59%	9.16%	9.06%
Tangible equity to asset ratio	8.85	8.44	8.29
Tangible common equity to asset ratio	7.59	7.22	7.02
Tier 1 leverage (h) (required: 4.00%; well-capitalized: 5.00%)	9.82	9.34	9.26
Tier 1 risk-based capital (h) (required: 4.00%; well-capitalized: 6.00%)	12.74	12.31	12.34
Total Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	13.99	13.57	13.59

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$42,558	$74,065	$86,696
Troubled debt restructuring (accruing)	10,521	8,837	8,756
Assets acquired through foreclosure	9,246	6,708	5,143
Total nonperforming assets	$62,325	$89,610	$100,595

Past due loans (i)	$830	$964	$564

Allowance for loan losses	$46,429	$55,798	$56,248

Ratio of nonperforming assets to total assets	1.49%	2.07%	2.42%
Ratio of allowance for loan losses to total gross loans (j)	1.71	2.01	2.10
Ratio of allowance for loan losses to nonaccruing loans	109	75	65
Ratio of quarterly net charge-offs to average gross loans (a)(f)	3.70	0.80	1.25
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	2.25	0.80	1.40

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET
(Dollars in thousands)
(Unaudited)	Three months ended
		June 30, 2012			Mar 31, 2012			June 30, 2011
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (k)
Commercial real estate loans	$731,719	$8,984	4.91%	$739,158	$8,931	4.83%	$761,433	$9,018	4.74%
Residential real estate loans (m)	274,415	3,033	4.42	279,480	3,199	4.58	301,866	3,693	4.89
Commercial loans	1,475,799	17,266	4.68	1,468,048	17,775	4.88	1,310,764	16,282	5.00
Consumer loans	284,190	3,382	4.79	289,230	3,490	4.85	303,738	3,810	5.03
Loans held for sale (p)	20,038	122	2.44	-	-	-	-	-	-
Total loans (m)(p)	2,786,161	32,787	4.74	2,775,916	33,395	4.86	2,677,801	32,803	4.94
Mortgage-backed securities (d)	795,600	4,891	2.46	826,088	5,718	2.77	735,601	6,884	3.74
Investment securities (d)(e)	49,752	76	0.72	47,276	101	0.96	37,770	127	1.36
Other interest-earning assets (n)	33,171	9	0.11	35,290	9	0.10	35,542	-	-
Total interest-earning assets	3,664,684	37,763	4.15	3,684,570	39,223	4.30	3,486,714	39,814	4.60

Allowance for loan losses	(46,862)			(53,776)			(56,351)
Cash and due from banks	133,533			69,354			63,067
Cash in non-owned ATMs	367,544			360,508			335,022
Bank owned life insurance	63,624			63,458			64,906
Other noninterest-earning assets	123,572			127,835			117,756
Total assets	$4,306,095			$4,251,949			$4,011,114

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$401,643	$44	0.04%	$379,315	$60	0.06%	$323,954	$106	0.13%
Money market	736,161	407	0.22	768,666	519	0.27	676,128	731	0.43
Savings	393,096	104	0.11	383,294	173	0.18	372,372	523	0.56
Customer time deposits	736,989	2,538	1.39	763,802	2,984	1.57	768,919	3,524	1.84
Total interest-bearing customer deposits	2,267,889	3,093	0.55	2,295,077	3,736	0.65	2,141,373	4,884	0.91
Brokered deposits	295,347	307	0.42	270,814	279	0.41	163,197	150	0.37
Total interest-bearing deposits	2,563,236	3,400	0.53	2,565,891	4,015	0.63	2,304,570	5,034	0.88

FHLB of Pittsburgh advances	479,375	1,645	1.36	530,518	1,937	1.44	549,529	2,655	1.91
Trust preferred borrowings	67,011	370	2.18	67,011	375	2.21	67,011	339	2.00
Other borrowed funds	143,151	270	0.76	136,480	366	1.07	158,378	599	1.51
Total interest-bearing liabilities	3,252,773	5,685	0.70	3,299,900	6,693	0.81	3,079,488	8,627	1.12

Noninterest-bearing demand deposits	613,778			520,044			534,141
Other noninterest-bearing liabilities	34,437			33,571			21,262
Stockholders' equity	405,107			398,434			376,223
Total liabilities and stockholders' equity	$4,306,095			$4,251,949			$4,011,114

Excess of interest-earning assets
over interest-bearing liabilities	$411,911			$384,670			$407,226

Net interest and dividend income		$32,078			$32,530			$31,187

Interest rate spread			3.45%			3.49%			3.48%

Net interest margin			3.53%			3.57%			3.61%

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Six months ended
	June 30,	Mar 31,	June 30,	June 30,	June 30,
Stock Information:	2012	2012	2011	2012	2011

Market price of common stock:
High	$41.00	$43.74	$47.55	$43.74	$49.57
Low	35.98	36.02	36.24	35.98	36.24
Close	40.41	41.00	39.65	40.41	39.65
Book value per common share	46.16	45.55	43.69
Tangible book value per common share	42.28	41.64	39.68
Tangible common book value per common share	36.26	35.62	33.60
Number of common shares outstanding (000s)	8,707	8,705	8,604
Other Financial Data:
One-year repricing gap to total assets (l)	3.31%	(0.04)%	3.22%
Weighted average duration of the MBS portfolio	4.5 years	3.3 years	3.3 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$9,767	$10,728	$7,462
Number of Associates (FTEs) (o)	791	758	763
Number of offices (branches, LPO's and operations centers)	52	49	47
Number of WSFS owned ATMs	431	410	401

Non-GAAP Reconciliation (q):	Three months ended
	June 30,	Mar 31,	June 30,
	2012	2012	2011
Interest Income (GAAP)	$32,078	$32,530	$31,187
Noninterest Income (GAAP)	28,992	16,758	16,029
Less: Securities gains	(13,310)	(2,036)	(603)
Less: Unanticipated BOLI income	-	-	(1,156)
Normalized noninterest income	15,682	14,722	14,270
Normalized net revenue	$47,760	$47,252	$45,457

Notes:

(a) Annualized.
(b) Computed on a fully tax-equivalent basis.
(c) Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d) Includes securities available-for-sale at fair value.
(e) Includes reverse mortgages.
(f) Net of unearned income.
(g) Net of allowance for loan losses.
(h) Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i) Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j) Excludes loans held-for-sale.
(k) Nonperforming loans are included in average balance computations.

(l)   The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(m) Includes loans held-for-sale arising from the normal course of business.
(n) The FHLB of Pittsburgh has suspended dividend payments from December 31, 2008 until February 22, 2012.
(o) Includes summer Associates, when applicable.
(p) Includes loans held-for-sale in conjunction with asset disposition strategies.
(q) The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company's performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.